DocuSign Envelope ID: E6B90120-64F9-405A-A49D-3C4EC982E4AD

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Halo, Purely for Pets, Inc., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is TruPet LLC, a Delaware limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is Halo, Purely for Pets, Inc.

FOURTH: The merger is to become effective upon the filing of this Certificate of Merger.

FIFTH: The Agreement of Merger is on file at 12400 Race Track Road, Tampa, Florida 33626, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of Halo, Purely for Pets, Inc. shall be the Certificate of Incorporation of the surviving corporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 28th day of July, 2022.

DocuSigned by:

By: Sharla Cook
4EB6450B2DBC476...

Authorized Person

Name: Sharla Cook

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Title: Chief Financial Officer of Halo, Purely for Pets, Inc.